Exhibit 10.14

QPAGOS Corporation - Consulting Agreement

This Consulting Agreement (“Agreement”), effective on the last date of execution (“Effective Date”), is made between QPAGOS Corporation (hereinafter “QPAGOS” or the “Company”), having offices at 1900 Glades Road, Suite 265, Boca Raton, FL 33431, and Delinvest Commercial Ltd. (hereinafter “Consultant”), and is for the purpose of obtaining the advice and consulting services of Consultant by QPAGOS.

WHEREAS, the Consultant has been providing business planning services for the Company’s subsidiaries and the Company desires to engage Consultant to continue to provide such services to it; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Consultant hereto agree as follows:

1.	Field of Service

Consultant hereby agrees to assist the Company with its business planning (“Services”). In rendering Services to the Company, Consultant shall act as an independent contractor and not as an employee of the Company. Consultant shall devote such time as is necessary to providing the Services.

2.	Prior or Other Work of Consultant

a.	Consultant hereby warrants that it is free to enter into this Agreement with the Company and to provide the Services required hereunder.

b.	Consultant represents that it is not a party to any existing agreement that would prevent it from entering into this Agreement.

c.	Consultant represents that neither its rendering of the Services to the Company as described herein nor performance of the terms of this Agreement will violate any agreements or obligations it may have to any other person or entity and it further represents that it will not use the confidential proprietary information of any other person or entity in the course of rendering Services to the Company nor will it disclose any such information to the Company.

d.	Consultant agrees that from and after the date hereof and for a period of twelve (12) months after the termination of this Agreement:

(i)	It will not disrupt, damage, impair, or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise; and

(ii)	It will not solicit, induce or aid others in inducing any employees of the Company to work for an employer which competes with the Company.

(iii)	It will not accept any employment with an entity that is in direct competition with the Company;

(iv)	It will not own any equity of an entity that is in direct competition with the Company; provided that Consultant shall not be prohibited from being a passive owner of not more than five percent (5%) of the equity securities of an entity described in this clause (ii) that is publicly traded and for which he is in compliance with clauses (i) and (iii); or

(v)	Permit its name to use by, act as consultant or advisor to, render material services for, or otherwise assist in any manner any person or entity, in each case with regard to an entity engaged in physical and virtual payment services in Mexico.

e.	Consultant agrees that during the course of its engagement or at any time thereafter, its, or its agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Company Related Parties”) and (ii) referring to or in any way commenting on the Company and/or any of the other the Company Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Company and/or any of the Company Related Parties.

3.	Compensation

a.	The Company agrees to pay Consultant for the Services previously rendered to the subsidiaries and for the future services as follows: Six Hundred Fifty Four Thousand Two Hundred Twenty (654,220) shares of the Company’s common stock, all of which is earned on the date of issuance.

b.	Consultant will file its own tax returns on the basis of its status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by herunder this Agreement. Consultant shall be solely responsible for, and shall pay such taxes in accordance with applicable law. Similarly, Consultant shall not be entitled to benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other Company benefit programs.

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4.	Ownership of Intellectual Property and Disclosure of Information to QPAGOS

a.	All writings, ideas, concepts, inventions, discoveries, methods, devices, developments, or improvements produced, conceived, developed or reduced to practice by Consultant exclusively pursuant to this Agreement, either solely or jointly with others, shall be solely owned by the Company and fully and promptly disclosed to the Company in writing. Without limiting the foregoing, Consultant further acknowledges that all original works of authorship by Consultant, whether created alone or jointly with others, related to Consultant’s consulting services to the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S .C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company.

b.	Consultant hereby assigns, and agrees to promptly grant and assign, to the Company all rights in and to any and all copyrights, inventions, discoveries, and improvements resulting from or arising out of Consultant’s performance in connection with this Agreement or pursuant thereto, which Consultant may make, conceive or reduce to practice, either solely or jointly with any other person. Consultant further agrees that all letters patent that may be granted therefore, and all reissues or reexaminations thereof, shall be for the sole use and benefit of the Company and it shall at once become entitled thereto. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant agrees to confirm any such waivers and consents from time to time as requested by the Company.

c.	Consultant shall promptly and at all times hereafter, execute, deliver, make oaths, sign all papers, give evidence and testimony and, at the Company 's expense, perform any and all acts that may be necessary or proper in the opinion of the Company to carry out the terms of the Agreement and to vest said copyrights, inventions, discoveries, patents, reissues and improvements in the Company, as described above in Section 4b, so as to enable it to lawfully obtain and maintain full right, title and interest thereto in any and all countries whatsoever, including all such descriptions, sketches, drawings, and other papers relating thereto as the Company may need or call for, and to render to the Company for reasonable compensation all such assistance and cooperation as the Company may require: (i) in the prosecution of applications for patents; or applications for reissue or reexamination of patents; (ii) in the prosecution or defense of all interferences which may be declared involving any of such applications; (iii) in applying for registrations of copyrights; and (iv) in any and all litigation in which the Company may be directly or indirectly involved relating to such copyrights, inventions, discoveries, patents, reissues, and improvements.

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d.	Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant to execute and file any documents pursuant to Section 4b and 4c and enforce the Company’s rights under this Agreement.

e.	Consultant shall not, without the prior written consent of the Company, use or make available to others for any purpose, any of the writings, inventions, discoveries or improvements produced, conceived or made exclusively in its role as consultant to the Company under this Agreement or pursuant thereto, and shall treat all information relating to said writings, inventions, discoveries and improvements as being proprietary information of the Company, and the terms and obligations of the Agreement titled “QPAGOS’ Proprietary Information” shall apply thereto.

5.	QPAGOS’ Proprietary Information

a.	As used herein, “QPAGOS’ Proprietary Information” includes, but is not limited to, any process, method, device, apparatus, manufacturing procedure, operating condition, database specifications, data, plans, drawings, techniques, compositions, inventions (patentable or otherwise), improvements, business strategy, financial and business information, product idea, formula, copyrightable or patentable material, schematic, biological material and techniques for their handling and use, plans and procedures related to carrying out clinical trials, results of clinical trials, statistical analysis of clinical trial data, and any other confidential information of the Company or its customers or clients which Consultant may learn of, or be exposed to, from time to time prior to the Effective Date of the Agreement or during the Consultant’s engagement under this Agreement.

b.	Consultant further acknowledges that the Company is engaged in a continuous program of research, development and production and possesses or has rights to information (including information Consultant may develop exclusively in the course of performing Services for the Company) which has commercial value in the Company’s business and constitutes part of the QPAGOS’ Proprietary Information.

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c.	During the Consultant’s engagement under this Agreement and for a period of five (5) years after termination of this Agreement, Consultant agrees to keep confidential, use only for purposes of performing Services under this Agreement and not to disclose to any person, firm, partnership, association, corporation, or other entity nor use for Consultant's own use or benefit, or for the benefit of third parties, any and all QPAGOS’ Proprietary Information furnished hereunder by the Company or developed by the Company or Consultant during the Consultant’s engagement under this Agreement and it will keep in strictest confidence any other information which the Company has heretofore disclosed or may hereafter disclose to Consultant or permit Consultant to observe in connection with the performance of the Agreement, including, but not limited to, confidential information of others with which the Company has a business relationship.

d.	Consultant agrees that any person employed or engaged by him or her to render Services pursuant to this Agreement to the Company will be bound by the terms and conditions set forth in Sections 4 and 5 hereof, which terms and conditions Consultant will specifically call to the attention of any person so employed or engaged.

e.	Consultant acknowledges that all QPAGOS’ Proprietary Information is the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith.

The foregoing obligations shall not apply to any information which (i) Consultant can demonstrate was in its possession prior to the time of its disclosure by the Company; (ii) is or becomes available to the general public through no fault of Consultant; or (iii) is disclosed to Consultant by a third party who is not under a confidentiality obligation to the Company.

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6.	Return of Proprietary Information

Consultant hereby acknowledges that all documents, devices, software, computer code, records, files, lists, apparatus, equipment, drawings, diagrams, models, data, notes, memoranda, information, photographs, and/or copies made and other physical property, whether or not pertaining to QPAGOS’ Proprietary Information (collectively, “Property”), furnished to Consultant by the Company or generated by Consultant or at or under its direction or control for the purpose of carrying out any project or assignment under this Agreement or during work performed on or during the performance of any project performed under this Agreement belong to and are the property of the Company and all Property so made, modified, generated or obtained from the Company or from any of the Company’s suppliers or customers by Consultant or at or under its direction or control during such work performed on or during the performance of any project shall be promptly delivered to and turned over to the Company upon request of the Company or upon termination of any project or service performed under this Agreement, whichever shall first occur. Consultant will not take with herany such Property or any reproduction thereof upon such termination.

7.	Restriction Against License

Nothing contained in this Agreement shall be deemed to grant Consultant any license under any of the Company’s copyrights, patents, trademarks, trade secrets, or patent applications now or hereafter issued or filed, or any license to use any QPAGOS’ Proprietary Information, except in the performance for the Company of the Services expressly required hereunder.

8.	Limitations

a.	Consultant agrees that there will be no publication or other release of information about this Agreement, or the contents or subject matter thereof, such as by press release or otherwise, without the prior written consent of the Company.

b.	Consultant acknowledges that at the time of this Agreement it is under no other obligation to any third party that would interfere with its rendering consulting services to the Company.

c.	The Company acknowledges that the Consultant is not a "Contract Research Organization" or "Sponsor" as defined in Title 2.1 of the U.S. Code of Federal regulations, and the Company shall retain full responsibility for the content of certain documents and regulatory submission, for interpretation of the data contained therein and for the timing, preparation and processing of regulatory submissions.

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d.	The Company acknowledges that the Consultant shall at all times during the Consultant’s engagement under this Agreement act as an independent contractor and not as an employee or agent of the Company, and shall not assume or incur any benefits, rights, or obligations related to said employee or agent status. Neither party shall be authorized to act as the agent for the other, nor shall either be bound by the acts of the other, except as otherwise specifically provided in this Agreement. Consultant further agrees and understands that it is personally and solely responsible for acts of negligence, maintaining insurance, and payment of personal taxes and social security

e.	Nothing contained in this Agreement shall be construed as prohibiting the Company from disclosing the name of the Consultant and its relationship with the Company as a consultant and advisor, in various documents used by the Company for capital raising and financing or other purposes, including, without limitation, its website and in one or more press releases announcing or referencing the Consultant’s affiliation with the Company.

9.	Term, Termination

a.	This Agreement shall terminate six (6) months from the Effective Date of this Agreement unless extended in writing upon mutual agreement of the parties for additional six (6) month periods.

b.	This Agreement may be terminated by the Company or the Consultant with thirty (30) days prior written notice, such notice to be sent by e-mail, registered mail or private courier. The Company shall pay Consultant for any authorized Services provided prior to the end of the notice period.

c.	"Termination" as used herein shall in no way effect Sections 2, 4, 5, 7 and 9 herein, and it is the desire of the parties hereto that these paragraphs survive the termination of this Agreement and be enforced regardless of any termination, forfeiture of default by any party hereunder.

10.	Sufficiency of Consideration

Consultant hereby acknowledges the sufficiency of the above stated fee as consideration of this Agreement.

11.	Waiver

A waiver of the breach of any term, provision, or condition of this Agreement shall not constitute a precedent, nor bind either party to a waiver of any succeeding breach of the same or any other term, provision, or condition.

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12.	Construction

a.	This Agreement shall not be construed against the party preparing it, but should be construed as if all parties jointly prepared this Agreement, and any uncertainties and ambiguities should not be interpreted against any party. Paragraph captions are inserted for convenience only and will in no way be construed to define, limit or affect construction or interpretation hereof.

b.	This Agreement shall be construed under, governed by, and the rights and obligations of the parties determined in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.

13.	Severability

If for any reason one or more provision or provisions of this Agreement are decreed null, void, or illegal by a court of competent jurisdiction such decree will in no way affect the remaining portions of the Agreement.

14.	Headings

The Headings of the sections are inserted for convenience or reference only and shall not affect any interpretation of this Agreement.

15.	Notices

Any notices or other communications under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one day after being sent by Federal Express or similar overnight delivery; or three day after being mailed by registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

If to the Company:

QPAGOS Corporation

1900 Glades Road, Suite 265, Boca Raton, FL 33431

Attention: Gaston Pereira

If to Consultant:

The address set forth for Consultant in the Company’s books and records

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16.	Entire Agreement Modification

This Agreement together with the Non-Disclosure Agreement and the Employment Agreement previously signed by Consultant and the Company are the entire agreements of the parties relating to the subject matter hereof and thereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

17.	Binding Effect

The rights, benefits, duties and obligation under this Agreement shall inure to, and be binding upon the Company, its successors and assigns, and upon Consultant and its legal representative. This Agreement constitutes a personal service agreement, and the performance of Consultant's obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

18.	Assignability

This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent will not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, will be null, void, and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement (i) to a purchaser, merging or consolidation corporation, or acquirer of substantially all of the Company's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company without such prior written consent.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound thereby, have executed this Agreement as of the last day and year written below.

QPAGOS CORPORATION

By:	/s/ Gaston Pereira	Date:	10/29/15
Name:	Gaston Pereira
Title:	President

Consultant

DELINVEST COMMERCIAL LTD.

By	A. Motorin	Date:	10/29/15
A. Motorin

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